SPHERICS LIMITED
                             Victoria House - Box 58
                            The Valley, Anguilla BWI


                                                                  April 19, 2000


Virtual Reality, Inc.
116 John Street - Suite 130
New York, NY 10038

Attn:    Martin F. Cardone
         CEO & Chairman

         Re: Letter Agreement for Operating Capital Financing from Spherics Limited

Dear Mr. Cardone,

     This Letter Agreement, when countersigned by you, shall be binding agreement between Spherics Limited (the "Investor") and Virtual Reality, Inc. (The "Company") for a Two Million Dollar ($2,000,000) investment in the Company in return for Forty Million (40,000,000) restricted shares of the Company's common stock, $.015 par value (the "Shares"), pursuant to the terms and conditions found herein:

1. Fundamental Terms. The Investor shall invest a total of Two Million Dollars ($2,000,000) (the "Investment") in the Company. The Investment shall consist of One (1) initial payment of Five Hundred Thousand Dollars
     ($500,000) and one or more payments totaling One Million Five Hundred Thousand Dollars ($1,500,000)(the "Balance"). The first payment shall be made on the One (1) month anniversary of this Letter Agreement (the "First Payment"). The Balance shall be satisfied through a payment schedule to be determined by the Parties in a subsequent agreement, written or otherwise. As consideration for the Company's sale of the Shares, the Company shall issue the Shares to the Investor, upon execution of this Letter Agreement. The Shares shall be fully paid and nonassessable, free and clear of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this letter. The investment may take the form of equity or loan, or a combination thereof.

2. Use of Proceeds. The Investor anticipates and intends that the Company shall use the Investment to satisfy the operating capital requirements of Intellashop, Inc., the Company's intended acquisition (the "Acquisition"). In the event that the Company does not successfully complete the Acquisition within One Hundred Twenty (120) days from the date hereof, the Company shall promptly return all payments received pursuant to paragraph 1 of this Letter Agreement and the Investor shall, simultaneous with such remittance, return the Shares to the Company.

3. Closing. Payment of the First Payment for, and delivery of the Shares shall be made at the offices of Beckman, Millman & Sanders, LLP, 116 John Street
     - Suite 1313, New York, New York 10038, or at such other place as shall be agreed upon by the Investor and the Company, and shall be made at the time and date of execution of this Agreement (such payment and delivery being herein called the "Closing"). The time and place of the remaining payments of the Balance shall be made as shall agreed upon subsequent to this Letter Agreement by the Investor and the Company.

4.   Expenses. Each party to this Letter Agreement shall bear its own expenses.

5. Indemnification. The Company hereby agrees to defend, indemnify and hold harmless the Investor, and all of Investor's officers, directors, attorneys, stockholders, employees and agents against any and all expenses of defense and investigation related to this Letter Agreement and any agreements or proceedings related thereto.

6. Confidentiality. Investor hereby agrees that all information provided by the Company and identified as "confidential" by the Company will be treated as such, and that the Investor shall not make any use of such information other than with respect to the transaction contemplated by this Letter Agreement. If the agreements contemplated by this letter are terminated, Investor shall return to the Company all such confidential information in its possession, or will certify to the Company that all of such that has not been returned has been destroyed.

7. Termination. This letter of intent may not be terminated unless the Investor and the Company have agreed to such in writing. In the event of such termination, all provisions hereof shall terminate.

8. Governing Law. This letter agreement shall be governed by, and construed with, the laws of the State of New York, without giving effect to conflict of laws principles thereof, and in any action to enforce or interpret or arising under any of the provisions of this agreement, the parties expressly agree to submit to the jurisdiction of any Federal or State court sitting in New York County, State of New York.


                                        Sincerely,

                                        SPHERICS LIMITED



                                        By:  /S/ John O. Dyrud
                                             -------------------------------
                                             Name:  John O. Dyrud
                                             Title: Corporate Counsel and
                                                        Authorized Agent


ACCEPTED AND AGREED TO as of the date first above written:

VIRTUAL REALITY, INC.



By:  /S/ Martin F. Cardone
     ----------------------------
     Martin F. Cardone
     CEO and Chairman